EXHIBIT 1


                          CONSTRUCTION LOAN AGREEMENT


          Construction Loan Agreement, dated as of June 27, 1994 among BENNETT MANAGEMENT & DEVELOPMENT CORP., a New York corporation ("Lender"), MOUNTAINEER PARK, INC., a West Virginia corporation ("Borrower"), and WINNERS ENTERTAINMENT, INC., a Delaware corporation and parent of Borrower ("Winners").

          WHEREAS, Borrower desires to obtain a loan of $10,200,000 in order to finance the refurbishment of Mountaineer Racetrack and Resort, located in Chester, West Virginia, which is owned by Borrower and to finance certain other expenditures; and

          WHEREAS, Gamma International, Ltd. ("Gamma") has been designated as the manager of non pari-mutuel gaming activities at Mountaineer Racetrack and Resort pursuant to the Management Agreement dated June 2, 1994 (as it may be amended from time to time, the "Management Agreement"); and

          WHEREAS, the Management Agreement provides that Borrower may terminate the Management Agreement on June 30, 1994, if Gamma has not obtained a commitment for a $10,000,000 secured financing for Borrower; and

          WHEREAS, Lender is willing to provide Borrower with a $10,200,000 line of credit to be used to finance the refurbishment of Mountaineer Racetrack and Resort and to pay certain other expenses; and

          WHEREAS, Lender is also willing to permit Borrower to make a short term loan of up to $500,000 to Winners with a portion of the proceeds from the Loans (as defined below); and

          WHEREAS, to induce the Lender to make the Loans contemplated hereby, Winners has agreed to issue shares of its common stock to the Lender in accordance herewith; and

          WHEREAS, Borrower has agreed to secure such line of credit with a first priority mortgage and security interest in Mountaineer Racetrack and Resort pursuant to a credit line deed of trust dated as of June 27, 1994 between Borrower and Louis S. Southworth, II and Ellen S. Cappellanti, as Trustees (the "Deed of Trust").

          NOW, THEREFORE, in consideration of the premises and agreements herein contained, the parties hereto, hereby agree as follows:



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                                  ARTICLE I.

                         Amount and Terms of the Loans

          1.1 Commitment. Subject to the terms and conditions hereof, Lender agrees to make loans (each, a "Loan" and collectively the "Loans") to Borrower from time to time in accordance with the funding schedule set forth on Exhibit A (the "Funding Schedule") in an aggregate principal amount not to exceed $10,200,000; provided, however, that Lender shall not relend any amount which has been prepaid by Borrower.

          1.2 Note; Payment of Interest. The Loans made by Lender shall be evidenced by a promissory note of Borrower, substantially in the form of Exhibit B hereto with appropriate insertions as to the date and principal amount of each Loan (the "Note"), payable to the order of Lender. The principal amount of the Loan shall bear interest at the rate of 12.5% per annum; provided, however, that (x) in the event that Borrower fails to make any payment of principal of, or interest on, the Loans when due (whether at the stated maturity, by acceleration or otherwise), any such overdue principal or interest amount shall bear interest at a rate of 14.5% per annum from the date of such non-payment until paid in full and (y) the interest rate shall be subject to increase in accordance with Section 2.4(a) and 2.4(b). Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. Interest shall be payable monthly in arrears on the last business day of each month commencing July 1994.

          1.3 Procedure for Borrowing. Borrower may borrow on any business day in accordance with the Funding Schedule; provided that Borrower shall give Lender written notice (the "Borrowing Notice") at least five business days prior to the requested borrowing date specifying the amount to be borrowed, the requested borrowing date, and the name of the bank and account number to which funds shall be transferred. Each Borrowing Notice shall be accompanied by a certificate of either of the Co-Chairmen of the Board of Directors of Borrower stating that (i) each of the representations and warranties made by Borrower in or pursuant to this Agreement and the Deed of Trust are true and correct on and as of such date as if made on and as of such date, (ii) as of such date, Borrower is in compliance with all the covenants contained in Article V of this Agreement, (iii) no Default or Event of Default (as such terms are defined in Section 7.1 hereof) shall have occurred and be continuing on such date, and (iv) the proceeds of the Loan requested pursuant to such Borrowing Notice will be used in accordance with
Section 3.10 hereof. Such borrowing will then be made available to Borrower by Lender by wire transfer in immediately available funds to the bank account specified in the Borrowing Notice.

          1.4 Optional Prepayments of Loans. Borrower may at any time and from time to time, prepay the Loans, in whole or in part, without premium or

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penalty upon one business day's notice to Lender, specifying the date and amount of prepayment.

          1.5 Repayment of Loans. To the extent the Loans are not prepaid in full on or prior to July 1, 1995 in accordance with Section 1.4 hereof, Borrower shall repay the outstanding principal amount of the Loans as of such date in 36 equal monthly installments on the last business day of each month commencing in July 1995.

          1.6 Special Repayment Terms. In the event that Gamma's management services under the Management Agreement are not approved by the West Virginia Lottery Commission by October 1, 1994, then notwithstanding any other provision of this Agreement, Lender shall have no further obligations to make additional Loans under this Agreement and Borrower shall repay the principal amount of the Loans outstanding as of such date in 18 equal monthly installments on the last business day of each month commencing October 1994.

          1.7 Security for Loans. The Loans shall be secured by the Collateral (as defined in the Deed of Trust) pursuant to the Deed of Trust.


                                  ARTICLE II.

          Issuance of Common Stock, Registration Rights, Call and Put

          2.1 Grant of Common Stock to Lender. In order to induce Lender to enter into this Agreement and to make the Loans, Winners hereby agrees to issue to Lender, from time to time, shares of its common stock, par value $.00001 per share ("Winners Common Stock"), as follows. For each $1.00 of Loans made hereunder, Lender shall be entitled to receive .05 of a share of Winners Common Stock subject to adjustment by Winners in an equitable manner in the event of a stock split, combination, reclassification or similar event with respect to Winners Common Stock. Such shares to be issued substantially contemporaneously with the making of any such Loan and will be held by Lender in accordance with the terms of this Agreement.

          2.2  Issuance of Additional Shares.

               (a) In addition to any issuance of shares of Winners Common Stock pursuant to Sections 2.1 or 2.2(b), in the event that the Loans have not been prepaid in full by October 1, 1995, Winners shall issue to Lender on October 2, 1995, a number of shares of Winners Common Stock equal to (x) .175 multiplied by the outstanding principal amount of the Loans as of October 1, 1995, divided by (y) the Average Market Price (as defined below) on October 1, 1995. For purposes of this Agreement (i) the "Average Market Price" at any date shall be deemed to be the average of the Current Market Prices for the 20 consecutive trading days prior to such date and (ii) the "Current

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Market Price" on any given day shall be (w) if the Winners Common Stock is listed or admitted to unlisted trading privileges on a National Securities Exchange (defined as any exchange registered with the Securities and Exchange Commission as a "national securities exchange" under the Securities Exchange Act of 1934), the last sales price of Winners Common Stock on the National Securities Exchange in or nearest the City of New York on which the shares of Winners Common Stock shall be listed or admitted to unlisted trading privileges (or the quoted closing bid price if there are no sales on such Exchange) on such day, (y) if the Winners Common Stock is included in the Nasdaq National Market ("NM") or on Nasdaq, the last sales price of Winners Common Stock in the NM or on Nasdaq, as the case may be (or the quoted closing bid price if there are no sales on the NM or on Nasdaq) on such day, or (z) if the Winners Common Stock is not so listed, admitted or included, the mean between the high and low bid prices of Winners Common Stock in the over-the-counter market on such day as reported by the National Quotation Bureau Incorporated, or any similar organization designated by Winners, or if not so available in any such manner, as shall be determined by Winners, which determination shall be conclusive.

               (b) In addition to any issuance of shares of Winners Common Stock pursuant to Sections 2.1 or 2.2(a), in the event that the Loans have not been prepaid in full by January 1, 1997, Winners shall issue to Lender on January 2, 1997, a number of shares of Winners Common Stock equal to (x) .175 multiplied by the outstanding principal amount of the Loans as of January 1, 1997, divided by (y) the Average Market Price on January 1, 1997.

          2.3 Reservation of Winners Common Stock. Winners hereby agrees to reserve and keep available out of authorized but unissued shares of Winners Common Stock, a sufficient number of shares of Winners Common Stock for the purpose of enabling it to satisfy any obligation to issue shares of Winners Common Stock in accordance with Sections 2.1 and 2.2.

          2.4  Registration Rights.

               (a) Winners shall file a registration statement on the appropriate form to register the sale from time to time in the open market by Lender of all of the shares of Winners Common Stock acquired by the Lender in accordance with Section 2.1. Winners shall cause such registration statement to be declared effective no later than October 1, 1995. Winners shall use its reasonable best efforts to keep such registration statement effective until the earlier of (i) the date Lender has disposed of all of the shares of Winners Common Stock that it acquired pursuant to Section 2.1, (ii) the date that Lender is able to sell all such shares in accordance with Rule 144 within a 90-day period or (iii) July 1, 1998. If such registration statement is not declared effective by October 1, 1995, then during the period from October 1, 1995 until the date that such registration statement is declared effective, the interest rate on the outstanding principal amount of the Loans

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shall be increased to 22.5% per annum.  Lender shall have no remedy for
Winners' breach of its obligation to cause such registration statement to be effective by October 1, 1995 except for such increase in the interest rate on the Loans.

               (b) Winners shall cause shares of Winners Common Stock issued to the Lender pursuant to Sections 2.2(a) and (b) to be registered for sales in the open market as soon as practicable after the issuance thereof on the same terms and conditions as relate to the shares of Winners Common Stock to be registered under Section 2.4(a), including the increase in the interest rate during the default period, except that each registration statement with respect to such shares must be declared effective no later than eight months after the date of issuance of the shares covered thereby.

               (c) It shall be a condition precedent to the obligation of Winners to take any action under this Section 2.4, that Lender shall furnish to Winners such information regarding Lender and the offering as Winners shall reasonably request.

          2.5  Call.

               (a) For so long as any of the Loans remain outstanding, but in no event later than July 1, 1998, Winners shall have the right (the "Call") from time to time to repurchase any shares of Winners Common Stock that are acquired by the Lender pursuant to this Agreement and which have not been sold by Lender in accordance with this Agreement for a price per share equal to the Repurchase Price, as defined below. If Winners desires to exercise the Call, it shall give Lender written notice thereof (a "Call Notice"), which notice shall specify the number of shares to be purchased (the "Purchased Shares"), the total purchase price and a date and place for closing which must be within 15 days of such notice or, if later and if applicable, on the second business day following receipt of all required governmental approvals. Lender may not sell any shares of Winners Common Stock subject to a Call Notice from and after the date of receipt of the Call Notice; provided, however, that such restriction shall terminate if Winners shall not have consummated such purchase within 60 days after delivery of the Call Notice. At such closing, Lender shall deliver to Winners the Purchased Shares, free and clear of all liens, claims and other encumbrances (collectively, "Liens"), in the form of certificates representing such shares, accompanied by appropriate stock powers duly executed or endorsed in blank with appropriate transfer tax stamps affixed, against payment of the purchase price therefor in immediately available funds.

               (b) From the date hereof until October 1, 1995, the "Repurchase Price" shall equal $6.00 per share, provided, however, that such repurchase price shall be subject to adjustment by Winners in an equitable manner in the event of a stock split, combination, reclassification or

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similar event with respect to Winners Common Stock.  From October 2, 1995 until January 2, 1997, the "Repurchase Price" shall be an amount equal to the Average Market Price on October 1, 1995, plus $1.50. From January 3, 1997 until July 1, 1998, the "Repurchase Price" shall be an amount equal to the Average Market Price on January 2, 1997, plus $1.50. Notwithstanding anything contained herein to the contrary, the Repurchase Price for the shares of Winners Common Stock acquired by Lender pursuant to Section 2.1 shall not be less than $4.50 per share, subject to adjustment by Winners in an equitable manner in the event of a stock split, combination, reclassification or similar event with respect to Winners Common Stock.

          2.6 Price Guarantee. If, during the period from the date hereof until the earlier of July 1, 1998 or the date that all of the Loans have been repaid in full, Lender sells any shares of Winners Common Stock acquired by it pursuant to this Agreement in the open market, for a price less than the then applicable Repurchase Price, as soon as practicable following receipt by Winners of appropriate evidence (the "Sale Notice") of such sale, including the number of shares of Winners Common Stock that were sold, the sales dates and the sales price or prices, Winners shall issue to Lender a number of shares of Winners Common Stock with a value based on the Average Market Price on the date of receipt of the Sale Notice equal to (x) the number of shares of Winners Common Stock which were sold and referred to in the Sales Notice multiplied by (y) the difference between (i) the then applicable Repurchase Price and (ii) the per share sale price for such shares; provided, however, that Winners shall not be required to issue any of such shares if the applicable sale by Lender was not then permitted under this Agreement. If there are multiple sales prices and/or different Repurchase Prices, a separate computation shall be made for each such sales price and/or different Repurchase Prices to determine the appropriate number of shares of Winners Common Stock to be issued.


                                 ARTICLE III.

            Representations and Warranties of Winners and Borrower

          Winners and Borrower hereby jointly and severally represent and warrant to Lender that:

          3.1 Organization, Existence, and Qualification. Each of Winners and Borrower is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own its properties and carry on its business as now conducted and as presently proposed to be conducted. Borrower is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires it to be so qualified (other than such

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jurisdictions where the failure to so qualify would not have a material adverse effect on Borrower's business, operations, results of operations or financial condition).

          3.2 Authority. Each of Winners and Borrower has the corporate power and authority to execute, deliver and perform this Agreement, the Note (in the case of Borrower only) and the Deed of Trust (in the case of Borrower only). The execution, delivery and performance of this Agreement, the Note (in the case of Borrower only) and the Deed of Trust (in the case of Borrower only) have been duly authorized by all requisite corporate action on behalf of Winners and Borrower. This Agreement, the Note (in the case of Borrower only) and the Deed of Trust (in the case of Borrower only) are the legal, valid and binding obligations of Winners and Borrower, enforceable against Winners and Borrower in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies.

          3.3 Consents; No Violation. No approval or action of, or filing, registration or declaration with, or notice to, any governmental or regulatory body, authority, bureau or agency or any other person or entity is required to be made by Winners or Borrower in connection with the execution, delivery and performance of this Agreement, the Note (in the case of Borrower only) and the Deed of Trust (Borrower only). The execution, delivery and performance of this Agreement, the Note (in the case of Borrower only) and the Deed of Trust (Borrower only) by Winners and Borrower will not (a) conflict with or result in a breach of any provision of its Certificate of Incorporation or By-laws, (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under any agreement, contract or other instrument to which Winners or Borrower is a party, by which Winners or Borrower is bound or to which any part of Winners' or Borrower's properties or assets is subject, or (c) violate any judgment, decree or order of any court or governmental authority or any law, statute, rule or regulation.

          3.4  Financial Statements

               (a) Winners has previously furnished to Lender (i) audited consolidated balance sheets of Winners and its subsidiaries as of December 31, 1993 and 1992, and (ii) the related audited consolidated statements of operations and retained earnings and cash flows of Winners and its subsidiaries for the fiscal years ended December 31, 1993 and 1992, together with the respective reports thereon of Corbin & Wertz, Winners' independent certified public accountants. The consolidated financial statements referred to in this Section (including the related notes thereto) present fairly, in all material respects, the consolidated financial position of Winners and its subsidiaries as of their respective dates, and the consolidated results of

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their operations and their cash flows for their respective periods, in conformity with generally accepted accounting principles consistently applied.

               (b) Winners has also previously furnished to Lender (i) the unaudited consolidated balance sheet of Winners and its subsidiaries as of March 31, 1994 and (ii) the related unaudited consolidated statements of operations and retained earnings and cash flows of Winners and its subsidiaries for the three-month period then ended. The consolidated financial statements referred to in this Section present fairly, in all material respects, the consolidated financial position of Winners and its consolidated subsidiaries as of March 31, 1994, and the consolidated results of their operations and cash flows for the three-month period then ended, in conformity with the accounting principles historically followed by Winners in preparing its unaudited internal financial statements.

          3.5 Litigation. There are no actions, suits, proceedings or investigations pending or, to the best of Winners' or Borrower's knowledge and belief, any basis therefor or threat thereof, against or affecting Winners or Borrower which challenge the validity of this Agreement, the Note or the Deed of Trust or the right of Winners and/or Borrower to enter into this Agreement, the Note or the Deed of Trust, or to consummate the transactions contemplated hereby and thereby, or, except as disclosed in Winners' Annual Report on Form 10-K for the year ended December 31, 1993, which are reasonably expected by Winners or Borrower to result, either individually or in the aggregate, in any material adverse change in the business, operations, prospects, conditions, affairs or results of operations of Winners or Borrower or in any of Winners' or Borrower's properties or assets, or in any material impairment of the right or ability of Winners or Borrower to carry on its business as now conducted or as proposed to be conducted.

          3.6 Winners Common Stock to Be Issued to Lender. All shares of Winners Common Stock, when issued to Lender in accordance with this Agreement, will be validly authorized, issued and outstanding, fully paid and nonassessable with no personal liability attaching to the holder thereof and will be issued without violation of any preemptive right.

          3.7 Deed of Trust; Collateral. Borrower has good and marketable title to the Collateral free and clear of all Liens. The Deed of Trust, when executed and delivered in accordance with this Agreement and upon the proper filing of financing statements under the Uniform Commercial Code with respect to the Deed of Trust and the Collateral as provided therein will vest in Lender a valid and perfected first priority security interest in the Collateral free and clear of all Liens and enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other

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similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies.

          3.8 Environmental Matters. Except as described on Schedule 3.8, each parcel of real property owned or operated by Borrower and included in the Collateral (the "Properties") and all operations and facilities at the Properties and Facility (as defined in the Management Agreement) are in compliance with all environmental laws (as defined in the Deed of Trust) and there is no contamination at any of the Properties or the Facility (including contamination with respect to hazardous materials (as defined in the Deed of Trust)) or violation of any environmental law which could interfere with the continued operation of any of the Properties or the Facility in the manner in which they are currently conducted or are proposed to be conducted. Except as described on Schedule 3.8, no hazardous materials have been generated, treated, stored, disposed of, at, on or under any of the Properties or the Facility in violation of environmental laws.

          3.9 Compliance With Law. Borrower is in compliance with all federal, state and local laws, rules and regulations which are applicable to or binding upon Borrower or any of its Properties or to which Borrower or any of its Properties is subject.

          3.10 Purpose of Loans. The proceeds of the Loans will be used by Borrower only to finance the refurbishment of Mountaineer Racetrack and Resort in accordance with plans which have been approved by Gamma, as such plans may be revised from time to time in accordance with the approval of Gamma, to pay up to $200,000 of investment banking fees and to loan up to $500,000 to Winners, which loan must be repaid to Borrower no later than December 31, 1994.


                                  ARTICLE IV.

              Representations, Warranties and Covenants of Lender

          Lender hereby represents and warrants to and covenants with Borrower and Winners that:

          4.1  Purchase for Investment.

               (a) All shares of Winners Common Stock acquired by Lender in accordance with this Agreement are being acquired by Lender for its own account for investment and without a view to distribute any of the shares of Winners Common Stock in any transaction which would be in violation of the Securities Act of 1933, as amended.


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               (b)  Each certificate representing the shares of Winners
Common Stock acquired by Lender in accordance with this Agreement shall be endorsed with the legends set forth below. Lender shall not make any transfer of such shares of Winners Common Stock without first complying with the restrictions on transfer described in all such legends.

          "THE SALE, TRANSFER, ASSIGNMENT, OR HYPOTHECATION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR ANY INTEREST THEREIN OR RIGHT WITH RESPECT THERETO MAY BE MADE ONLY IN ACCORDANCE WITH THE TERMS OF LOAN AGREEMENT DATED AS OF JUNE 27, 1994 AMONG BENNETT MANAGEMENT & DEVELOPMENT CORP., MOUNTAINEER PARK, INC., AND WINNERS ENTERTAINMENT, INC., AS IT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE WITH WINNERS ENTERTAINMENT, INC. A TRANSACTION IN VIOLATION OF SUCH LOAN AGREEMENT WILL BE INEFFECTIVE. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN PURCHASE OPTIONS DESCRIBED IN SUCH LOAN AGREEMENT."

          "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE TRANSFER IS MADE IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT OR WINNERS ENTERTAINMENT, INC. RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO WINNERS ENTERTAINMENT, INC. STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT."

          4.2 No Sale Prior to October 1, 1995. Lender agrees that it shall not sell, transfer, assign, hypothecate or otherwise dispose of any of the shares of Winners Common Stock acquired under this Agreement prior to October 1, 1995; provided, however, that upon the occurrence of an Event of Default (as defined below) and until such Event of Default has been cured there shall be no restrictions under this Section 4.2 on the ability of Lender to sell any shares of Winners Common Stock acquired under this Agreement.

          4.3 Notice to Transfer Agent. Upon satisfaction of Winners' obligations to issue shares of Winners Common Stock hereunder to Lender, Lender shall join with Winners in a notice to the transfer agent for Winners Common Stock which notice shall state that such transfer agent shall remove any reservation of shares of Winners Common Stock for issuance to the Lender then on its records.

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                                  ARTICLE V.

                             Covenants of Borrower

          Borrower hereby agrees that at all times the Loans may be made in accordance with the Funding Schedule and thereafter for as long as the Note remains outstanding and unpaid or any other amount is owing to Lender hereunder or under the Deed of Trust. Borrower shall:

          5.1 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it, preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and comply with all contractual obligations and requirements of law.

          5.2 Maintenance and Repair of Collateral. Keep and maintain the Collateral in good condition and repair free and clear of all Liens (other than the Lien of the Deed of Trust), make or cause to be made, as and when necessary, all repairs, renewals and replacements, structural and nonstructural, exterior and interior, ordinary and extraordinary, foreseen and unforeseen which are necessary to so maintain the Collateral and comply with all laws, ordinances, rules and regulations now or hereafter affecting the Collateral or any part thereof or the use thereof or requiring any alterations or improvements.

          5.3 Insurance. Maintain with financially sound and reputable insurance companies, insurance on the Collateral in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business and furnish to Lender, upon written request, full information as to the insurance carried.

          5.4  Environmental Laws.

               (a) Comply with, and insure compliance by all tenants and subtenants, if any, with, all environmental laws with respect to the Properties and the Facility and comply with and obtain and maintain and insure that all tenants and subtenants obtain and comply with and obtain and maintain any and all licenses, approvals, registrations or permits required with respect to the Properties and the Facility by environmental laws;

               (b) Conduct and complete all investigations, studies, sampling and testing and all remedial, remedial removal and other actions required with respect to the Properties and the Facility under environmental laws and promptly comply with all lawful orders and directives of all governmental authorities respecting environmental laws; and

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               (c)  Defend, indemnify and hold harmless Lender from and
against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of or noncompliance with environmental laws applicable to the Properties and the Facility, or any orders, requirements or demands of governmental authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, court costs and litigation expenses.

          5.5 Access to Information. Permit representatives of Lender to visit and inspect the Properties and the Facility, to examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, Properties and financial and other condition of Borrower with officers and employees of Borrower and with Borrower's certified public accountants.

          5.6 Use of Loans. Use the proceeds of the Loans in accordance with Section 3.10.

          5.7 Notices. Promptly give notice to Lender of the occurrence of any event that with the giving of notice or the passage of time or both would constitute an Event of Default (a "Default") or an Event of Default.


                                  ARTICLE VI.

                  Conditions Precedent to the Making of Loans

          6.1 Conditions Precedent to Making Loans. Lender's obligation pursuant to this Agreement to make the Loans available to Borrower in accordance with the Funding Schedule is subject to the receipt on or prior to the date hereof of the following documents by Lender in form and substance satisfactory to Lender:

               (a)  the Note;

               (b)  a duly executed counterpart of the Deed of Trust;

               (c) copies, certified by the Secretary of Winners of resolutions of the board of Directors of Winners authorizing the execution, delivery and performance by Winners of this Agreement and the transactions contemplated hereby;

               (d) certificates of incumbency and signatures of the officers of Winners authorized to sign this Agreement;

               (e) copies, certified by the Secretary of Borrower, of resolutions of the Board of Directors of Borrower authorizing the execution, delivery and performance by Borrower of this Agreement, the Note, the Deed of Trust, and the Management Agreement and the transactions contemplated hereby and thereby;

               (f) certificates of incumbency and signatures of the officer of Borrower authorized to sign this Agreement, the Note, the Deed of Trust, and the Management Agreement;

               (g) evidence of the filing of financing statements under the Uniform Commercial Code with respect to the Deed of Trust and the Collateral duly completed and executed by Borrower;

               (h) an opinion of Jackson & Kelly, counsel to Winners and Borrower in form and substance satisfactory to Lender with respect to such matters as are reasonably requested by Lender;

               (i) all required approvals, if any, from the West Virginia Lottery Commission to make the Loans and obtain a first priority security interest in the Collateral;

               (j)  title insurance on the Properties satisfactory to it; and

               (k) such other instruments and documents with respect to Borrower as Lender may reasonably request.


                                 ARTICLE VII.

                               Events of Default

          7.1 Events of Default. Upon the occurrence of any of the following events ("Events of Default");

               (i) Borrower shall fail to pay any principal of or interest on the Loan on the date that any such amount becomes due in accordance with the terms hereof; or

               (ii) The Borrower or Winners shall fail to perform or comply with any covenant or agreement to be observed or performed by it under this Agreement (other than those covered by clause (i) above and except the covenant contained in Section 2.4(b) or the second sentence of Section 2.4(a)) and such failure shall continue unremedied for a period of ten days after written notice thereof shall have been given by Lender to Borrower; or

               (iii) There shall occur an Event of Default (as defined in the Deed of Trust) under the Deed of Trust; or

               (iv) There shall occur a default by Borrower under the Management Agreement; or

               (v) Any representation or warranty made by Borrower and/or Winners in this Agreement, the Deed of Trust, or the Management Agreement or which is contained in any certificate, document or financial or other statement furnished at any time by Borrower and/or Winners under this Agreement, the Deed of Trust or the Management Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

               (vi) one or more final judgments for the payment of money in excess in the aggregate of $500,000 shall be rendered against Borrower or any of its subsidiaries and the same shall remain undischarged for a period of sixty (60) days during which execution of such judgment shall not be effectively stayed; or

               (vii) Any breach or default shall occur under any other agreement involving the borrowing of money under which Borrower or any of its subsidiaries may be obligated as borrower or guarantor; or

               (viii) (a) Winners or Borrower or any of their subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief or debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other similar relief with respect to it or its debts or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or Winners or any of its subsidiaries shall make a general assignment for the benefit of its creditors; or (b) there shall be commenced against Winners or Borrower or any of their subsidiaries any case, proceeding or other action of a nature referred to in clause (a) above which (A) results in the entry of an order for relief or any such adjudication or appointment or
(B) remains undismissed, undischarged or unbonded for a period of 60 days or
(c) Winners or Borrower or any of their subsidiaries shall admit in writing its inability to pay its debts as they become due;

then, (w) upon the occurrence of any such event specified in paragraphs (i)-
(vii) above, Lender may, by notice to Borrower suspend or terminate its commitment to make Loans hereunder and/or, declare the Loans and all other amounts owing under this Agreement, the Note and the Deed of Trust to be immediately due and payable, whereupon they shall immediately become due and payable without presentment, demand, protest or any other notice of any kind all of which are hereby expressly waived, (x) upon the occurrence of any such event specified in paragraph (viii) above, lender shall have no further obligation to make Loans hereunder and the Loans and all other amounts owning under this Agreement, the Note and the Deed of Trust shall immediately become due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, (y) in the case of either clause (w) or (x), proceed, by appropriate court action either at law or in equity to enforce performance by Winners and/or Borrower of the applicable covenants and agreements contained in this Agreement and/or the Deed of Trust or to recover damages for breach thereof, and (z) in the case of either clause (w) or (x), exercise any other right, power, privilege or remedy provided by law or in this Agreement or the Deed of Trust.

          7.2 Waivers. Lender may, at its election, waive any Event of Default and its consequences by notice to Borrower to that effect, and thereupon the respective rights of the parties shall be as they would have been if no such Event of Default had occurred and no such notice had been given. Notwithstanding the provisions of this Section, it is expressly understood and agreed by Borrower that no such waiver, rescission or annulment shall extend to or affect any other or subsequent Event of Default or impair any rights, powers or privileges consequent thereon.


                                 ARTICLE VIII.

                                 Miscellaneous

          8.1 Amendments and Waivers. Neither this Agreement, the Note, nor any terms hereof or thereof may be changed, waived, discharged or terminated without the prior written consent of the party against whom enforcement is sought.

          8.2 Expenses. Borrower shall promptly upon the receipt of evidence thereof pay to Lender (i) all reasonable out-of-pocket expenses of Lender and Gamma, including reasonable fees and disbursements of counsel in connection with this Agreement, the Note, the Deed of Trust and the transactions contemplated hereby and thereby, including fees, and expenses incurred in connection with any waiver or consent under such agreements or any amendment thereof and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by Lender and Gamma, including reasonable fees and disbursements of counsel, in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom. Borrower shall indemnify Lender against any taxes, assessments or charges made by any governmental authority by reason of the execution, delivery and performance of this Agreement, the Note or the Deed of Trust.

          8.3 Headings. The section headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          8.4 Notices. All notices or other communications required or permitted hereunder shall be given in writing and shall be deemed sufficient if (i) delivered by hand or mailed by registered or certified mail, postage prepaid (return receipt requested), or (ii) delivered or sent by facsimile as follows:

               If to Borrower:

                    c/o Winners Entertainment, Inc.
                    30448 Rancho Viejo Road, Suite 110
                    San Juan Capistrano, California 92675
                    Attention:  President
                    Telecopy No.:  (714) 443-6092

               If to Lender:

                    c/o The Bennett Funding Group
                    2 Clinton Square
                    Syracuse, New York 13202
                    Attention:  Kevin J. Kuppel
                    Telecopy No.:  (315) 422-9361

               With a copy to:

                    Gamma International, Ltd.
                    Suite 300
                    Bayport One
                    Yacht Club Drive
                    West Atlantic City, New Jersey 08232
                    Attention:  President
                    Telecopy No:  (609) 272-7772

or such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date so delivered or three days after the date so mailed; provided, however, that any notice or communication changing any of the addresses set forth above shall be effective and deemed given only upon its receipt. Any notice, demand or other communication sent by facsimile shall be deemed given upon receipt in a legible form by the party being served, provided that the sending party shall, immediately prior to providing such notice by facsimile, notify the intended recipient by telephone that such notice is being provided by facsimile.

          8.5 Assignment; No Third Party Beneficiary. This Agreement shall be binding upon and inure to the benefit solely of the parties hereto and their permitted assigns and no other person shall be entitled to any rights or benefits hereunder. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto; provided, however, that Lender may assign its rights hereunder (except insofar as it related to Winners Common Stock) but not its obligations hereunder without the prior written consent of Borrower. Nothing expressed or implied in this Agreement is intended to or shall be construed to confer upon or give to any person other than the parties hereto and their successors or permitted assigns any rights or remedies under or by reason of this Agreement.

          8.6 Counterparts. This Agreement may be executed in any number of counterparts and shall become effective when executed by all of the parties hereto, notwithstanding the fact that all of them may not have executed the same counterpart.

          8.7 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

          8.8 APPLICABLE LAW AND JURISDICTION. THE VALIDITY OF THIS AGREEMENT AND THE NOTE, THEIR CONSTRUCTION, INTERPRETATION AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HEREUNDER AND THEREUNDER, SHALL BE DETERMINED UNDER, GOVERNED BY AND CONSTRUED IN ACCORDANCE WIT THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. EACH PARTY HERETO AGREES THAT ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE NOTE SHALL BE BROUGHT AND LITIGATED ONLY IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF NEW YORK (IF SUCH COURT WILL ACCEPT JURISDICTION AND, IF NOT, THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE COUNTY OF ONONDAGA, STATE OF NEW YORK) AND EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO PERSONAL JURISDICTION AND VENUE IN ANY SUCH COURT AND HEREBY WAIVES ANY CLAIM IT MAY HAVE THAT SUCH COURT IS AN INCONVENIENT FORUM FOR THE PURPOSES OF ANY SUCH SUIT, ACTION OR OTHER PROCEEDING. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS OF SUCH PARTY SPECIFIED IN
SECTION 8.4 OF THIS AGREEMENT.

          8.9 Limitation. Anything herein or in the Note to the contrary notwithstanding, no provision of this Agreement or the Note shall require the payment, or permit the collection, of interest to the extent that receipt of such payment by Lender would be contrary to the provisions of any applicable law limiting the maximum rate of interest or the fees that may be charged or collected by Lender.

          8.10 WAIVER OF CONSEQUENTIAL AND OTHER DAMAGES AND TRIAL BY JURY. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) (i) ANY RIGHT TO OR CLAIM OF ANY CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES AND (ii) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT, THE NOTE OR ANY OTHER AGREEMENT OR DOCUMENT REFERRED TO HEREIN OR THEREIN AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                    BENNETT MANAGEMENT & DEVELOPMENT CORP.


                                    By:     /s/ E.T. "Bud" Bennett
                                         --------------------------------------
                                         Name:     E.T. "Bud" Bennett
                                         Title:    CEO


                                    MOUNTAINEER PARK, INC.


                                    By:     /s/ Michael R. Dunn
                                         --------------------------------------
                                         Name:     Michael R. Dunn
                                         Title:    Secretary and Co-Chairman


                                    WINNERS ENTERTAINMENT, INC.


                                    By:     /s/ Michael R. Dunn
                                         --------------------------------------
                                         Name:     Michael R. Dunn
                                         Title:    President

                                                                     Exhibit A





          The following table indicates the date on which the indicated amounts will become available for borrowing:


Commencing on June 28, 1994                   $2.2 Million
Commencing on August 1, 1994                  $2.0 Million
Commencing on September 1, 1994               $1.5 Million
Commencing on October 1, 1994                 $1.5 Million
Commencing on November 1, 1994                $1.5 Million
Commencing on December 1, 1994                $1.5 Million

                                                                     Exhibit B

                                    NOTE

$10,200,000                                                      June 27, 1994

          FOR VALUE RECEIVED, MOUNTAINEER PARK, INC., a West Virginia corporation (the "Company"), hereby promises to pay, on July 1, 1998, to the order of Bennett Development & Management Corp. (the "Lender"), at the principal office of the Lender in Syracuse, New York, the principal sum of the lesser of TEN MILLION, TWO HUNDRED THOUSAND DOLLARS ($10,200,000) or the aggregate unpaid principal amount of the Loans made by the Lender to the Company pursuant to the Loan Agreement referred to below, which amount shall be indicated from time to time on the table attached hereto (provided, that no failure to make such a notation shall affect the obligations of the Company to repay its Loans outstanding from time to time made under the Loan Agreement), in lawful money of the United States, and to pay interest on the unpaid principal amount of the Loans from the date hereof, in like money and funds in accordance with the terms of the Loan Agreement.

          This Note is the Note referred to in the Construction Loan Agreement, dated as of June 27, 1994, among the Lender, the Company and Winners Entertainment, Inc. (together with all extensions, renewals, amendments, substitutions or replacements (the "Loan Agreement")), and is entitled to the security and benefits therein provided and provided in the Credit Line Deed of Trust dated as of June 27, 1994 between the Company, and Louis S. Southworth, II, and Ellen S. Cappellanti, as Trustees.

          All of the terms, conditions, covenants, representations and warranties of the Loan Agreement are incorporated herein by reference as if the same were fully set forth herein, including, but not limited to, the provisions thereof relating to the repayment of, prepayment of, and the acceleration of the maturity of, the indebtedness evidenced by this Note. All terms used herein as defined terms which are not defined herein but are defined in the Loan Agreement shall have the respective meanings herein as are given them in the Loan Agreement.

          Upon the occurrence of an Event of Default specified in the Loan Agreement, the principal of the Loans and accrued interest thereon may be declared to be and shall thereupon become, or may automatically become, forthwith due and payable, as provided in the Loan Agreement.

          This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles thereof regarding conflicts of laws.

                                    MOUNTAINEER PARK, INC.

                                    By:  _____________________________________
                                         Title:

                                     NOTE



               Principal    Principal
Date of        Amount       Amount Repaid    Balance
Transaction    Loaned       or Prepaid       Outstanding     Entered By
-----------    ---------    -------------    -----------     ----------







































                                      -3-